EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 REPORTS THIRD QUARTER RESULTS

New York, New York -November 14, 2018 - Network-1 Technologies, Inc. (NYSE American: NTIP) today announced financial results for the quarter ended September 30, 2018.

Network-1 had revenue of $1,798,000 for the three months ended September 30, 2018 as compared to revenue of $3,237,000 for the three months ended September 30, 2017.  The decline in revenue of $1,439,000 for the three months ended September 30, 2018 was primarily due to several of Network-1's largest licensees ceasing to make royalty payments beginning in late November 2017 and January 2018 as a result of the November 2017 jury verdict in Network-1's trial with Hewlett-Packard, which found certain claims of Network-1's Remote Power Patent invalid and not infringed by Hewlett-Packard (the "HP Jury Verdict").  Excluding revenue from fully-paid licenses, revenue from Network-1's royalty bearing licenses decreased $466,000 from $2,264,000 for the three months ended September 30, 2017 to $1,798,000 for the three months ended September 30, 2018.

Network-1 had revenue of $21,732,000 for the nine months ended September 30, 2018 as compared to revenue of $14,320,000 for the nine months ended September 30, 2017.  The increase in revenue of $7,412,000 for the nine months ended September 30, 2018 was primarily due to revenue from a fully-paid license with Juniper Networks, Inc. of $12,700,000, a license initiation installment payment of $1,000,000 from Polycom, Inc. in accordance with a royalty bearing license and $6,320,000 of revenue from sale of Network-1's Avaya unsecured claim. Excluding revenue from Network-1's fully-paid license with Juniper Networks and sale of its Avaya unsecured claim for the nine months ended September 30, 2018, revenue from Network-1's royalty bearing licenses decreased $8,335,000 from $11,047,000 for the nine months ended September 30, 2017 to $2,712,000 for the nine months ended September 30, 2018. The decrease was due primarily to several of Network-1's largest licensees ceasing to make royalty payments as a result of the HP Jury Verdict.

Network-1 reported net income of $246,000 or $0.01 per share (basic and diluted) for the three months ended September 30, 2018 compared with net income of $648,000 or $0.03 per share (basic) and $.02 per share (diluted) for the three months ended September 30, 2017.  The decrease in net income of $402,000 for the three months ended September 30, 2018 was primarily due to the loss of net income associated with several of Network-1's largest licensees ceasing to make royalty payments as a result of the HP Jury Verdict.

Network-1 reported net income of $8,283,000 or $0.35 per share (basic) and $0.33 per share (diluted) for the nine months ended September 30, 2018 compared with net income of $4,460,000 or $0.18 per share (basic) and $0.17 per share (diluted) for the nine months ended September 30, 2017.  The increase in net income of $3,823,000 was primarily due to income associated with increased revenue of $13,700,000 from Network-1's fully-paid license with Juniper, its royalty bearing license with Polycom, and from the sale of its Avaya claim of $6,320,000, less related costs, and a 14% reduction in Network-1's federal corporate tax rate related to the 2017 Tax Cuts and Job Act.

At September 30, 2018, Network-1 had cash and cash equivalents and other investments of $56,805,000 and working capital of $56,488,000.  Network-1 believes based on its current cash position that it will have sufficient cash to fund its operations for the foreseeable future.

On November 13, 2017, a jury empaneled in the United States District Court for the Eastern District of Texas, Tyler Division, found that certain claims of Network-1's Remote Power Patent were invalid and not infringed by Hewlett-Packard (the "HP Jury Verdict").  On August 29, 2018, the District Court (i) granted Network-1's motion for judgment as a matter of law that the Network-1's Remote Power Patent is valid, thereby overturning the jury verdict of invalidity and (ii) denied Network-1's motion for a new trial on infringement. Network-1 has appealed the District Court's denial of its motion for a new trial on infringement to the United States Court of Appeals for the Federal Circuit. The HP Jury Verdict had a material adverse effect on Network-1's results of operations and cash-flow for the three and nine months ended September 30, 2018 and may continue to do so in the future. Network-1 has depended upon its Remote Power Patent for a significant portion of its revenue. As a result of the HP Jury Verdict several of Network-1's largest licensees, including Cisco Systems, Inc., its largest licensee, notified Network-1 in late November 2017 and January 2018 that they will no longer make ongoing royalty payments to Network-1 pursuant to their license agreements. If Network-1 successfully overturns the HP Jury Verdict of non-infringement in its appeal to the Federal Circuit, certain licensees of the Remote Power Patent, including Cisco, will be obligated to pay Network-1 ongoing royalties and all royalties that accrued but were not paid following (and prior to) the HP Jury Verdict in November 2017. If Network-1 is unable to reverse the HP Jury Verdict of non-infringement on appeal, or there is an arbitration ruling that certain of Network-1's licensees, including Cisco, are relieved of their obligations to pay royalties and the District Court order of non-infringement is not subsequently reversed on appeal, Network-1's business, results of operations and cash-flow will continue to be materially adversely effected.

Consistent with Network-1's prior view, the District Court decision overturning the HP Jury Verdict on invalidity as referenced above confirmed the obligations of certain licensees to pay Network-1 all prior unpaid royalties as well as future royalties through the expiration of the Remote Power Patent in March 2020.

On June 14, 2017, Network-1's Board of Directors authorized an extension and increase of its Share Repurchase Program to repurchase up to $5,000,000 of shares of its common stock over the subsequent 24 month period (for a total authorization of approximately $17,000,000 since inception of the program).  Since inception of the Share Repurchase Program in August 2011 through September 30, 2018, Network-1 has repurchased an aggregate of 8,123,904 shares of its common stock at an aggregate cost of $15,069,477 (exclusive of commissions) or an average per share price of $1.86. During the three months ended September 30, 2018, Network-1 repurchased 91,995 shares of its common stock at an aggregate cost of $248,260 (exclusive of commissions) or an average per share price of $2.70. During the nine months ended September 30, 2018, Network-1 repurchased 548,351 shares of its common stock at an aggregate cost of $1,524,468 (exclusive of commissions) or an average per share price of $2.78.  At September 30, 2018, the remaining dollar value of shares that may be repurchased under the Share Repurchase Program was $1,394,532.

On December 7, 2016, Network-1's Board of Directors approved the initiation of a dividend policy providing for the payment of a semi-annual cash dividend of $0.05 per common share ($0.10 per common share annually) commencing in 2017. Network-1 anticipates paying the semi-annual cash dividends in March and September of each year.  It is anticipated that the semi-annual cash dividend will continue to be paid through March 2020 (the expiration of Network-1's Remote Power Patent), provided that Network-1 continues to receive royalties from licensees of its Remote Power Patent.  On July 26, 2018, the Board of Directors declared a cash dividend of $.05 per common share with a payment date of September 20, 2018 to all common stockholders as of September 4, 2018. However, if Network-1 is unable to overturn the jury verdict of non-infringement in its litigation with Hewlett-Packard on appeal to the Federal Circuit, or there is not an arbitration ruling that the HP Jury Verdict finding of non‑infringement does not apply to certain licensees of the Remote Power Patent including Cisco, the Board of Directors may decide to modify or discontinue semi-annual cash dividends of $0.05 per common share.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns sixty-two (62) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $143,000,000 from May 2007 through September 30, 2018. Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2018 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, including, among others, the continued material adverse effect on Network-1's business, results of operation and cash-flow if the District Court order confirming the HP jury verdict finding of non-infringement is not reversed by the Federal Circuit Court of Appeals, the risk that Network-1 will not continue to receive material royalty revenue from licensees of its Remote Power Patent, the uncertainty of Network-1's revenue stream, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-577

The unaudited condensed consolidated statements of income and comprehensive income and unaudited condensed consolidated balance sheet are attached.

NETWORK-1 TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

REVENUE	$1,798,000	$3,237,000	$21,732,000	$14,320,000

OPERATING EXPENSES:
Costs of revenue	596,000	964,000	7,988,000	4,339,000
Professional fees and related costs	352,000	534,000	1,456,000	1,154,000
General and administrative	491,000	434,000	1,460,000	1,358,000
Amortization of patents	70,000	50,000	209,000	150,000
Stock-based compensation	120,000	237,000	571,000	711,000

TOTAL OPERATING EXPENSES	1,629,000	2,219,000	11,684,000	7,712,000

OPERATING INCOME	169,000	1,018,000	10,048,000	6,608,000
OTHER INCOME:
Interest income, net	244,000	55,000	590,000	89,000

INCOME BEFORE INCOME TAXES	413,000	1,073,000	10,638,000	6,697,000

INCOME TAXES:
Current	167,000	425,000	2,355,000	2,198,000
Deferred taxes, net	—	—	—	39,000
Total income taxes	167,000	425,000	2,355,000	2,237,000

NET INCOME	$246,000	$648,000	$8,283,000	$4,460,000

Net Income Per Share
Basic	$0.01	$0.03	$0.35	$0.18
Diluted	$0.01	$0.02	$0.33	$0.17

Weighted average common shares outstanding:
Basic	23,525,645	24,150,388	23,767,700	24,185,129
Diluted	24,922,434	26,412,139	25,457,953	26,480,084

Cash dividends declared per share	$0.05	$0.05	$0.10	$0.10

NET INCOME	$246,000	$648,000	$8,283,000	$4,460,000

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized holding loss on securities available-for-sale arising during the period	(5,000)	(2,000)	(39,000)	(1,000)

COMPREHENSIVE INCOME	$241,000	$646,000	$8,244,000	$4,459,000

Condensed Consolidated Balance Sheet as of September 30, 2018
(Unaudited)

Cash and cash equivalents	$27,193,000

Other Investments	$29,612,000

Total current assets	$58,684,000

Total assets	$60,935,000

Total current liabilities	$2,196,000

Total stockholders' equity	$58,739,000